EXHIBIT 99.2

      The Reporting Persons hereunder may be deemed to constitute a "group" for purposes of Section 13(d)(3) under the Securities Exchange Act of 1934 with each other as well as with the other entities listed below. The aggregate amount of units held by the entities listed below is 1,639,818. The following is a listing of the entities along with their respective beneficial ownership amounts.

Name                                                   Amount Beneficially Owned
----                                                   -------------------------

Vornado Realty Trust                                           1,639,818
Vornado Realty L.P.                                            1,639,818
Vornado Newkirk L.L.C.                                           277,599
VNK Corp.                                                         48,169


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